Exhibit 99.2


                          Independent Auditors' Report


The Board of Directors and Shareholders
Belmont Homes, Inc.:

We have audited the accompanying consolidated balance sheet of Belmont Homes, Inc. and subsidiaries as of December 31, 1995 and 1996 and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three year period ended December 31, 1996. These consolidated financial statements are the responsibility of the management of the Company. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Belmont Homes, Inc. and subsidiaries as of December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                        /s/ KPMG Peat Marwick LLP

Jackson, Mississippi                    KPMG Peat Marwick LLP
February 21, 1997

                      BELMONT HOMES, INC. AND SUBSIDIARIES
                           Consolidated Balance Sheets
                  (In Thousands, except for share information)

                                                                             December 31,
                                                                           ----------------
                            Assets                                         1995        1996
                            ------                                       --------    --------
Current assets:
         Cash and cash equivalents                                       $  2,055    $  5,070
         Certificates of deposit maturing within one year, at cost
            which approximates market                                       6,717       8,243
         Accounts receivable                                                7,302       7,829
         Inventories (Note 4)                                               7,425      13,020
         Prepaid expenses and other                                         1,355       2,661
                                                                         --------    --------
                  Total current assets                                     24,854      36,823
Property, plant and equipment, net (Note 5)                                14,812      22,318
Goodwill and other assets, less accumulated amortization
         of $855 and $1,359, respectively (Note 3)                         10,402      20,214
                                                                         --------    --------
                                                                         $ 50,068    $ 79,355
                                                                         ========    ========

         Liabilities and Shareholders' Equity
         ------------------------------------

Current liabilities:
         Notes and current portion of long-term debt (Notes 7 and 14)    $  4,600    $  9,093
         Trade accounts payable                                             3,665       3,461
         Accrued expenses and other liabilities (Note 6)                    5,552      10,744
                                                                         --------    --------
                  Total current liabilities                                13,817      23,298
Long-term debt (Notes 7 and 14)                                             6,919       1,303
Deferred income taxes (Note 8)                                                284         907
                                                                         --------    --------
                  Total liabilities                                        21,020      25,508
                                                                         --------    --------
Shareholders' equity (Notes 10, 11 and 14):
         Preferred stock of no par value                                       --          --
         Common stock of $.10 par value. Authorized 20,000,000 shares;
           issued and outstanding 5,455,000 and 9,466,500 shares,
           respectively                                                       546         947
         Additional paid-in capital                                        15,087      27,372
         Retained earnings                                                 16,908      29,021
                                                                         --------    --------
                                                                           32,541      57,340
         Adjustment to predecessor equity                                  (3,493)     (3,493)
                                                                         --------    --------
                  Total shareholders' equity                               29,048      53,847
                                                                         --------    --------

Commitments and contingencies (Note 12)
                                                                         $ 50,068    $ 79,355
                                                                         ========    ========





          See accompanying notes to consolidated financial statements.

                      BELMONT HOMES, INC. AND SUBSIDIARIES

                        Consolidated Statements of Income

                  (In Thousands, except for share information)


                                                        Year ended December 31,
                                               -----------------------------------------
                                                   1994           1995           1996
                                               -----------    -----------    -----------
Gross sales                                    $   107,423    $   150,576    $   234,050
Less: dealer rebates                                 1,597          2,272          6,233
                                               -----------    -----------    -----------
Net sales                                          105,826        148,304        227,817
Cost of sales                                       89,902        127,165        197,801
                                               -----------    -----------    -----------
         Gross profit                               15,924         21,139         30,016
Selling, general and administrative expenses         5,134          7,061         10,799
                                               -----------    -----------    -----------
         Income from operations                     10,790         14,078         19,217
                                               -----------    -----------    -----------
Other expenses (income):
         Interest expense (Note 13)                  1,185            825            285
         Interest income                              (123)          (511)          (705)
                                               -----------    -----------    -----------
                                                     1,062            314           (420)
                                               -----------    -----------    -----------
         Income before income taxes                  9,728         13,764         19,637
Income tax expense (Note 8)                          3,349          5,154          7,524
                                               -----------    -----------    -----------
         Net income                                  6,379          8,610         12,113
Dividends on preferred stock                           (81)           (28)            --
                                               -----------    -----------    -----------
Net income applicable to common shares         $     6,298    $     8,582    $    12,113
                                               ===========    ===========    ===========

Net income per common share                    $      1.20    $      1.23    $      1.29
                                               ===========    ===========    ===========

Weighted average common shares outstanding       5,250,000      6,963,000      9,426,000
                                               ===========    ===========    ===========










          See accompanying notes to consolidated financial statements.

                      BELMONT HOMES, INC. AND SUBSIDIARIES

                 Consolidated Statements of Shareholders' Equity

                  (In Thousands, except for share information)



                                                           Additional                          Adjustment
                                            Common           paid-in          Retained       to predecessor
                                             stock           capital          earnings           equity             Total
                                             -----           -------          --------           ------             -----
Balance (deficit) at December 31, 1993     $    350         $     --          $  2,071          $ (3,493)         $ (1,072)
         Net income                              --               --             6,379                --             6,379
                                           --------         --------          --------          --------          --------
Balance at December 31, 1994                    350               --             8,450            (3,493)            5,307
         Initial sale of common stock to
                  public (Note 14)              196           15,087                --                --            15,283
         Dividends on preferred stock            --               --              (152)               --              (152)
         Net income                              --               --             8,610                --             8,610
                                           --------         --------          --------          --------          --------
Balance at December 31, 1995                    546           15,087            16,908            (3,493)           29,048
         Sale of common stock to public
                  (Note 14)                      80           11,645                --                --            11,725
         Exercise of stock options                6              751                --                --               757
         Tax benefit from exercise of
                  stock options                  --              204                --                --               204
         Three for two stock split              315             (315)               --                --                --

         Net income                              --               --            12,113                --            12,113
                                           --------         --------          --------          --------          --------
Balance at December 31, 1996               $    947         $ 27,372          $ 29,021          $ (3,493)         $ 53,847
                                           ========         ========          ========          ========          ========






          See accompanying notes to consolidated financial statements.

                      BELMONT HOMES, INC. AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows

                  (In Thousands, except for share information)

                                                               Year ended December 31,
                                                          --------------------------------
                                                            1994        1995        1996
                                                          --------    --------    --------
Cash flows from operating activities:
     Net income                                           $  6,379    $  8,610    $ 12,113
     Adjustments to reconcile net income to net
           cash provided by operating activities:
           Depreciation and amortization                       892       1,248       1,899
           Deferred income taxes                               (85)       (124)       (292)
           Changes in operating assets and liabilities,
                  net of effect of
                  acquisitions:
                  Accounts receivable                         (207)     (2,300)        334
                  Inventories                                 (328)     (1,560)     (3,339)
                  Prepaid expenses and refundable
                     income taxes                             (384)        665         (79)
                  Other assets                                (147)        165        (101)
                  Accounts payable                            (954)        661      (1,680)
                  Accrued expenses                           1,082       1,178       1,806
                                                          --------    --------    --------
           Net cash provided by operating activities         6,248       8,543      10,661
                                                          --------    --------    --------
Cash flows from investing activities:
     Additions to property, plant and equipment             (1,335)     (5,447)     (5,915)
     Purchases of certificates of deposit                   (2,998)     (8,717)    (16,114)
     Maturities of certificates of deposit                   3,299       2,000      14,588
     Acquisitions, net of cash acquired (Note 3)                --      (2,377)     (8,145)
     Investment in and advances to joint ventures               --          --      (2,511)
     Cash restricted for construction                           --       1,548         521
     Other                                                      30        (100)         --
                                                          --------    --------    --------
           Net cash used by investing activities            (1,004)    (13,093)    (17,576)
                                                          --------    --------    --------
Cash flows from financing activities:
     Proceeds from notes and long-term debt                  6,500          --          38
     Repayments of notes and long-term debt                 (7,127)    (12,957)    (11,394)
     Net borrowings on line of credit agreements                --          --       8,600
     Retirement of preferred stock, including dividends         --      (1,052)         --
     Preferred and common stock                                 --      15,283      12,686
                                                          --------    --------    --------
     Net cash provided (used) by financing activities         (627)      1,274       9,930
                                                          --------    --------    --------
Net increase (decrease) in cash and cash equivalents         4,617      (3,276)      3,015
Cash and cash equivalents at beginning of year                 714       5,331       2,055
                                                          --------    --------    --------
Cash and cash equivalents at end of year                  $  5,331    $  2,055    $  5,070
                                                          ========    ========    ========
Supplemental disclosure - interest paid                   $    726    $  1,125    $    344
                                                          ========    ========    ========
Supplemental disclosure - income taxes paid               $  3,802    $  4,150    $  6,529
                                                          ========    ========    ========
Supplemental disclosure - non cash financing
     transactions (See note 3).


          See accompanying notes to consolidated financial statements.

                      BELMONT HOMES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                  (In Thousands, except for share information)



(1)      Basis of Presentation

                  Belmont Homes, Inc. ("Belmont"), incorporated in Mississippi in June 1993, is a producer of a variety of single and double section manufactured homes which are marketed primarily in the southern United States. Belmont and its wholly-owned subsidiaries, Spirit Homes, Inc., Bellcrest Homes, Inc. and Delta Homes, Inc. (collectively, the "Company") operate five production facilities in Mississippi, four production facilities in Arkansas and two production facilities in Georgia.

                  The consolidated financial statements include the accounts of Belmont Homes, Inc. and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation. These financial statements have been prepared in conformity with generally accepted accounting principles. Accordingly, management has made estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Material estimates that are particularly susceptible to change in the near-term relate to determination of estimated costs for warranty claims and promotional programs. Actual results could differ significantly from those estimates.

(2)      Summary of Significant Accounting Policies

         (a)      Cash Equivalents

                  Cash and cash equivalents includes demand deposits, savings accounts and certificates of deposit with an original maturity of three months or less.

         (b)      Accounts Receivable

                  The Company's gross sales and related accounts receivable arise from customers in the manufactured housing industry in the southern United States and are subject to credit risk inherent in the industry. Credit is extended in the normal course of business under normal trade terms. The Company has established an allowance of $37 at December 31, 1995 and 1996, based upon the expected collectibility of its receivables. Homes are manufactured to dealer orders and a sale is recognized upon delivery of the home and the transfer of title.

         (c)      Inventories

         Inventories are stated at the lower of cost (first-in, first-out) or market (net realizable value).

         (d)      Property, Plant and Equipment

                  Property, plant and equipment are stated at cost. Depreciation of plant and equipment is calculated using the straight-line method over the estimated useful lives of the assets.

         (e)      Goodwill

                  Goodwill represents the excess of the purchase price over the fair value of the net assets acquired and is being amortized over twenty-five years using the straight-line method.

                      BELMONT HOMES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


                  If facts and circumstances indicate that goodwill may be impaired, an assessment will be made by the Company to determine if a writedown is required or if its estimated useful life should be revised. The assessment will be based primarily on forecasted operating income, including interest expense, depreciation and amortization other than goodwill; supplemented if necessary by an independent appraisal of fair value. The Company believes that no impairment of goodwill has occurred and that no revision of its estimated useful life is required.

         (f)      Product Warranties and Volume Incentives

                  The Company warrants its homes against manufacturing defects for a period of ninety days for plumbing and electrical components and for one year on the basic home structure, commencing at the time of sale by a dealer, and provides an allowance for warranty claims based on experience and accumulated statistical data. Expenses related to such claims are accrued currently as operating expenses based on an estimate of claims to be incurred and the cost of repairs performed.

                  The Company awards volume incentive rebates to dealers using a predetermined formula applied to certain models of homes purchased during the rebate period. Rebates are paid semi-annually. Based on management's estimate of rebates which will be earned during the rebate period, the Company accrues for rebates earned but not paid. Related costs are accrued currently based on estimates of revenue and the number of homes sold.

                  Management believes the liabilities established for warranty claims and dealer rebates at December 31, 1996 are adequate to cover the ultimate related net costs, but the liabilities are necessarily based on estimates and, accordingly, the amounts ultimately paid will be more or less than such estimates.

         (g)      Income Taxes

                  The Company uses the asset and liability method in accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Additionally, recognition is required of deferred tax liabilities and deferred tax assets for the deferred tax consequences of differences between the assigned values and the tax bases of the assets and liabilities recognized in a purchase business acquisition. The income tax benefit resulting from purchased excess tax basis is accounted for as a reduction of goodwill in the year realized.

         (h)      Stock Based Compensation

                  The Company accounts for its stock option plans in accordance with the provisions of Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock Based Compensation", which provides an alternative to the Accounting Principles Board's Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees", and is effective for the year which began January 1, 1996. As permitted by SFAS 123, the Company will continue to account for its employee stock plans in accordance with the provisions of APB 25 and provide expanded disclosures as required under SFAS 123. Accordingly, SFAS 123 will not have a significant impact on the Company's financial position or results of operations.

                      BELMONT HOMES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


         (i)      Investment in Joint Ventures

                  The Company accounts for its investments in joint ventures using the equity method. Financial results from the joint ventures are recorded as a component of cost of sales in the accompanying consolidated financial statements.

         (j)      Accounting Changes

                  Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. This statement requires that the majority of long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell. Implementation of this statement did not have a material impact on the Company's consolidated financial statements.

                  Effective January 1, 1996 the Company adopted SFAS 123 as described in (h) above.

         (k)      Net Income Per Share

                  Net income per share calculations are based on the weighted average number of common shares and dilutive common share equivalents outstanding during each period. All earnings per share data have been adjusted for the three for two stock split declared on November 1, 1996.

         (l)      Reclassifications

                  Certain prior years' amounts have been reclassified to conform to classifications used in 1996.

(3)      Acquisitions

                  On October 24, 1996, in a transaction accounted for using the purchase method of accounting, the Company completed its purchase of 100% of the stock of Bellcrest Homes, Inc. ("Bellcrest") through the cash payment of $9,500.

                  The effects of the acquisition at the purchase date were as follows:

                  Decrease in cash, net                                          $7,145
                  Increase in other current assets                                3,422
                  Increase in property, plant and equipment                       3,525
                  Increase in goodwill and other assets                           6,762
                  Increase in current liabilities                                 4,756
                  Increase in long-term debt and deferred income taxes            1,808

                  The following unaudited pro forma data are provided for comparative purposes and are not necessarily indicative of actual results that would have been achieved had the acquisition of Bellcrest been consummated at an earlier date and are not necessarily indicative of future results. Assuming that the acquisition was consummated on January 1, 1995 and January 1, 1996, respectively, unaudited pro forma gross sales, net income and net income per common share, after giving effect to certain adjustments, including amortization of

                      BELMONT HOMES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


         goodwill and other assets, increased interest expense on debt related to the acquisition, increased depreciation expense, and related income tax effects, for the years ended December 31, 1995 and 1996 follow:

                                                              1995             1996
                                                              ----             ----
                  Gross sales                               $180,093         $265,374
                  Net income                                   8,736           12,204
                  Net income per common share                   1.25             1.29

                  In the event Bellcrest attains certain stated levels of earnings before income taxes for the three-month period ended December 31, 1996 and for each of the years ending December 31, 1997 and 1998, the Company is required to pay the former Bellcrest shareholders additional consideration in an amount not to exceed $3,500 in the aggregate. Any such additional amounts paid will be recorded as goodwill in the period earned. Subsequent to December 31, 1996, the Company paid $1,000, the amount earned and accrued for 1996, to the former shareholders.

                  In conjunction with this acquisition, a former Bellcrest shareholder was issued warrants for the purchase of 75,000 shares of Belmont common stock. The warrants, which expire in October 2001, are exercisable at $14.66 per share and their fair value at the issue date was estimated to be negligible. None of these warrants have been exercised as of December 31, 1996.

                  In August 1995 Belmont incorporated Delta Homes, Inc., a wholly-owned subsidiary, and purchased for $450 a production facility in Clarksdale, Mississippi.

                  In October 1995 Belmont acquired, in a transaction accounted for using the purchase method of accounting, all the outstanding common stock of Spirit Homes, Inc. for $9,800, consisting of cash of $2,450 and debt of $7,350.

                  The effects of the acquisition at purchase date were as follows:

                  Decrease in cash, net                                      $2,377
                  Increase in other current assets                            5,708
                  Increase in property, plant and equipment                   4,107
                  Increase in restricted cash                                 2,069
                  Increase in goodwill and other assets                       5,505
                  Increase in current liabilities                             8,009
                  Increase in long-term debt and deferred income taxes        7,003

                  The following unaudited pro forma data are provided for comparative purposes and are not necessarily indicative of actual results that would have been achieved had the acquisition of Spirit been consummated at an earlier date and are not necessarily indicative of future results. Assuming that the acquisition was consummated on January 1, 1994 and January 1, 1995, respectively, unaudited pro forma gross sales, net income and net income per common share, after giving effect to certain adjustments, including amortization of goodwill and other assets, increased interest expense on debt related to the acquisition, increased depreciation expense, and related income tax effects, for the years ended December 31, 1994 and 1995 follow:

                                                              1994             1995
                                                              ----             ----
                  Gross sales                               $143,865         $189,418
                  Net income                                   6,730            9,598
                  Net income per common share                   1.27             1.37

                  During 1996 the Company acquired a 50% ownership interest in Quality Housing Supply LLC (Quality), which manufactures gypsum and laminated wallboard and various exterior and interior home doors. The Company is entitled to purchase products from Quality and to share in the earnings (losses) of the operation based on the relative purchases of Quality product during 1996 and based on a 50/50 split thereafter. Purchases made by the Company were $2,387 during 1996.

                  The Company also owns a 33% ownership interest in Ridge Pointe Manufacturing LLC (Ridge Pointe), which manufactures a variety of cabinet doors used in the Company's manufactured houses. The Company is entitled to purchase products from Ridge Pointe, such purchases were not material to the Company's 1996 consolidated financial statements.

                  At December 31, 1996, the Company's investment in Quality and Ridge Pointe was approximately $2,611. Equity in the entities' results of operations for 1996 was not material.

                      BELMONT HOMES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


(4)      Inventories

                  The components of inventories are as follows:

                                                 1995             1996
                                                 ----             ----
                  Raw materials                $ 4,670          $ 9,702
                  Work in process                  580              798
                  Finished homes                 2,175            2,520
                                               -------          -------

                                               $ 7,425          $13,020
                                               =======          =======

(5)      Property, Plant and Equipment

                  The components of property, plant and equipment are as follows:

                                                      Estimated
                                                      useful life         1995         1996
                                                      -----------       -------      -------
         Land                                         --                $   873      $ 1,445
         Land improvements                            15 years            1,211        1,948
         Buildings                                    40 years            6,448       11,798
         Machinery, equipment and tools               3 - 7 years         2,986        7,683
         Furniture, fixtures and equipment            3 - 7 years           445          708
         Automotive equipment                         5 years             1,097        1,466
         Construction in progress                     --                  2,710           --
         Cash restricted for construction                                   521           --
                                                                        -------      -------
                                                                         16,291       25,048
         Less accumulated depreciation                                   (1,479)      (2,730)
                                                                        -------      -------

                                                                        $14,812      $22,318
                                                                        =======      =======

(6)      Accrued Expenses

              Accrued expenses and other liabilities consist of the following:

                                                                                1995           1996
                                                                                ----           ----
         Warranty                                                             $ 1,465        $ 3,566
         Dealer rebates and promotion                                           1,377          2,916
         Salaries and estimated bonuses                                         1,057          1,561
         Payable to former Bellcrest Homes, Inc. shareholders (note 3)             --          1,000
         Income taxes                                                             609            718
         Other                                                                  1,044            983
                                                                              -------        -------

                                                                              $ 5,552        $10,744
                                                                              =======        =======

                      BELMONT HOMES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


(7)      Notes and Long-Term Debt

              Notes and long-term debt consist of the following:

                                                                                     1995                1996
                                                                                     ----                ----
                  (a) 9.25% note payable to bank, due April 1997                   $   170             $   142
                  (b) 9.25% note payable to bank, due in monthly
                      instalments through January 1999                                 406                 367
                  (c) 6% shareholder note, repaid in 1996                              525                  --
                  (d) Notes liquidated in February 1996 with proceeds of
                      secondary stock offering:
                      -    6% acquisition notes to former Spirit Homes, Inc.
                           shareholders                                              7,350                  --
                      -    Variable/Fixed Rate Industrial Development
                           Revenue Bonds                                             3,000                  --
                  (e) Note payable to bank at prime plus .25%, due in
                  monthly instalments through March 2006                                --               1,065
                  (f) Amounts due under various line of credit agreements               --               8,600
                  (g) Amounts due under various capital leases                          68                 222
                                                                                   -------             -------
                  Total notes and long-term debt                                    11,519              10,396
                  Less: current portion                                              4,600               9,093
                                                                                   -------             -------

                      Long-term debt                                               $ 6,919             $ 1,303
                                                                                   =======             =======

                  The Company  has various  lines of credit with  banks totaling
              $15,000 which expire at various dates through May 10, 1998. At December 31, 1996 the Company had outstanding letters of credit of $275 under one credit line issued to satisfy state bonding regulations for service warranty. The Company's principal credit line, a $10,000 facility, for which there was $5,000 outstanding at December 31, 1996, bears interest at the bank's prime rate or LIBOR plus 2.65%. Borrowings under the line are secured by substantially all of the assets of Belmont. Restrictive covenants require the maintenance of amounts and ratios of tangible net worth and working capital.

                      BELMONT HOMES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


(8)      Income Taxes

                  A reconciliation of actual income tax expense to the computed "expected" tax expense follows:

                                                     1994                  1995                  1996
                                             -------------------   -------------------   -------------------
                                                      Percentage            Percentage            Percentage
                                                      of pre-tax            of pre-tax            of pre-tax
                                              Amount    income      Amount    income      Amount    income
                                             -------     ----      -------     ----      -------     ----
     "Expected" tax expense computed
      at normal U. S. Federal
      corporate tax rate                     $ 3,308     34.0%     $ 4,679     34.0%     $ 6,873     35.0%
     State income taxes, net of
      Federal benefit                            271      2.8          416      3.0          687      3.5
     State job credits                          (341)    (3.5)        (344)    (2.5)        (471)    (2.4)
     Other                                       111      1.1          403      3.0          435      2.2
                                             -------     ----      -------     ----      -------     ----

         Actual tax expense                  $ 3,349     34.4%     $ 5,154     37.5%     $ 7,524     38.3%
                                             =======     ====      =======     ====      =======     ====

         Components of income tax expense (benefit) are as follows:

                                                                 Current          Deferred              Total
                                                                 -------          --------              -----
                  December 31, 1994:
                      Federal                                     $3,275           $    5              $3,280
                      State                                          159              (90)                 69
                                                                  ------           ------              ------
                                                                  $3,434           $  (85)             $3,349
                                                                  ======           ======              ======

                  December 31, 1995:
                      Federal                                     $4,910           $  (43)             $4,867
                      State                                          368              (81)                287
                                                                  ------           ------              ------
                                                                  $5,278           $ (124)             $5,154
                                                                  ======           ======              ======

                  December 31, 1996:
                      Federal                                     $7,040           $ (102)             $6,938
                      State                                          776             (190)                586
                                                                  ------           ------              ------
                                                                  $7,816           $ (292)             $7,524
                                                                  ======           ======              ======

                      BELMONT HOMES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


                  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities are presented below:

                                                                              1995       1996
                                                                              ----       ----
              Deferred tax assets:
                  Accounts receivable, due to allowance
                      for doubtful accounts                                 $    14    $    14
                  Inventories, due to additional costs inventoried
                      for tax purposes                                           82        212
                  Accrued expenses, due to the timing of deduction              546      1,274
                  State jobs credit carry forward                                91        385
                  Plant, equipment and other assets, due to different tax
                      basis and depreciation and amortization methods           100         --
                                                                            -------    -------
                           Gross deferred tax assets                            833      1,885
                                                                            -------    -------

              Deferred tax liabilities:
                  Goodwill, due to different amortization period               (384)      (534)
                  Plant, equipment and other assets, due to different tax
                      basis and depreciation and amortization methods            --       (401)
                  Other, net                                                     --        (38)
                                                                            -------    -------
                      Gross deferred tax liabilities                           (384)      (973)
                                                                            -------    -------

                      Net deferred tax asset                                $   449    $   912
                                                                            =======    =======

                  The significant components of deferred income tax expense attributable to income from continuing operations for the years ended December 31, 1995 and 1996 are as follows:

                                                                            1995     1996
                                                                            ----     ----
              Increase in net deferred tax asset (exclusive of
                  the effect of other components listed below)             $(319)   $(463)
              Effect of acquisitions:
                  Spirit Homes, Inc.                                         195       --
                  Bellcrest Homes, Inc.                                       --      171

                           Deferred tax expense                            $(124)   $(292)
                                                                           =====    =====

              The state jobs credit carryforward expires on December 31, 1999.

              The Company has determined, based on the Company's history of profitable operations and expectations for the future, that the deferred tax assets will more likely than not be fully realized and that no valuation allowance was necessary at December 31, 1995 or 1996.

                      BELMONT HOMES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


(9)      Employee Benefit Plans

         Group Medical Plan:

                  The Company has a self-funded group medical plan which is administered by a third party administrator. The Plan has reinsurance coverage limiting its liability for any individual employee loss to $15, with a cap of $348 in aggregate losses in any one year. Incurred claims identified under the Company's incident reporting system and incurred but not reported claims are accrued based on estimates that incorporate the Company's past experience, as well as other considerations such as the nature of each claim or incident, relevant trend factors and advice from consulting actuaries. The Company has established a self-insurance trust fund for payment of claims and makes deposits to the fund in amounts determined by consulting actuaries. The cost of this plan to the Company was $453, $688 and $1,090 for the years ended December 31, 1994, 1995 and 1996, respectively.

         401(K) Tax-Deferred Savings Plan:

                  Participants, full-time employees with at least six months service, may elect to contribute up to 15% of their annual compensation to the plan. The Company may make discretionary matching contributions, which approximated $167, $146 and $135 for the years ended December 31, 1994, 1995 and 1996, respectively.

(10)     Stock Plans

         Incentive Stock Plan:

                  The Company has reserved 600,000 shares of Common Stock for issuance pursuant to incentive or non-qualified stock options to be granted under the Belmont Homes, Inc. 1994 Incentive Stock Plan (the "Incentive Plan"). The compensation committee appointed by the board of directors may grant to officers, directors and key employees non-transferable options to purchase shares of common stock for terms not longer than ten years (five years in the case of incentive stock options granted to an individual who, at the time of the grant, owns more than 10% of the total combined voting power of all classes of stock of the Company), at prices to be determined by the board of directors or the compensation committee, which may not be less than 100% of the fair market value of the common stock on the date of grant (110% in the case of an individual who, at the time of the grant of incentive stock options, owns more than 10% of the total combined voting power of all classes of stock of the Company), in the case of incentive stock options under Section 422 of the Internal Revenue Code which may be granted only to employees, and may not be less than 50% of the fair market value of the Common Stock on the date of grant in the case of non-statutory stock options. Options granted under the Incentive Plan may be exercisable in instalments. Unless terminated earlier, the Incentive Plan will terminate in 2004. The aggregate fair market value of stock with regard to which incentive stock options are exercisable by an individual for the first time during any calendar year may not exceed $100 as of the date of the most recent grant. The Incentive Plan is administered by the compensation committee of the board of directors. During the year ended December 31, 1995, options were granted for 75,000 shares at an option price of $6 per share, of which 30,000 were vested and exercised in 1996. The Company granted options in 1996 for an additional 393,000 shares under this plan at $10.67 per share, 54,000 of which were exercised during 1996.

         Non-Employee Director Stock Option Plan:

                  The Company has adopted the Belmont Homes, Inc. 1994 Non-Qualified Stock Option Plan for Non-Employee Directors (the "Director Plan"), and has reserved 75,000 shares for issuance under the plan. The Director Plan provides for the granting of non-qualified stock options to each director of the Company who is not also either an employee or officer of the company ("non-employee directors"). The Director Plan authorizes the issuance of up to 75,000 shares of common stock pursuant to options having an exercise price equal to the fair market value of the common stock on the date the options are granted.

                      BELMONT HOMES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


                  The Director Plan contains provisions providing for adjustment of the number of shares available for option and subject to unexercised options in the event of stock splits, dividends payable in common stock, business combinations or certain other events. The board of directors shall have no authority, discretion or power to select the participants who will receive options pursuant to the Director Plan, to set the number of shares of common stock to be covered by each option, to set the exercise price or the period within which the options may be exercised or to alter any other terms or conditions specified therein, except as set forth below.

                  The Director Plan provides for the grant on the first trading date each year (the "grant date") of options to purchase 1,500 shares to each non-employee director serving the Company on such date. The board of directors may revoke, on or prior to each January 1, the next automatic grant of options otherwise provided for by the Director Plan if no options have been granted to employees since the preceding January 1 under any employee stock purchase or option plan that the Company might adopt hereafter.

                  Each option shall be exercisable as to one-third of the shares subject to option beginning two years after the grant date, as to two-thirds of such shares beginning three years after the grant date and in full beginning four years after the grant date, and shall expire ten years after the grant date (the "Option Period"), unless canceled sooner due to termination of service or death, or unless such option is fully exercised prior to the end of the Option Period.

                  The Company granted 6,000 options under this plan in 1996 and granted an additional 6,000 options subsequent to December 31, 1996.

                  All shares and per share amounts above for both plans are adjusted for the 3 for 2 stock split in 1996.

                      BELMONT HOMES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


                  Options under both plans are granted at the market price of the shares on the date of the grants. Additional information follows:

                                                       Incentive
                                                     stock options                   Directors plan
                                             ------------------------------   ------------------------------
                                                                  Average                          Average
                                              Number           option price     Number          option price
                                             of shares           per share    of shares           per share
         ---------------------------------------------------------------------------------------------------
         Balance, December 31, 1994                --             $   --           --              $   --
              Options granted                  75,000               6.00           --                  --
              Options exercised                    --                 --           --                  --
                                              -------             ------        -----              ------
         Balance, December 31, 1995            75,000               6.00           --                  --
              Options granted                 393,000              10.67        6,000               12.06
              Options exercised               (84,000)              9.00           --                  --
              Options forfeited                (7,500)             10.67           --                  --
                                              -------             ------        -----              ------
         Balance, December 31, 1996           376,500             $10.11        6,000              $12.06
                                              =======             ======        =====              ======

                  The number of shares of common stock, as well as stock option prices, were adjusted to reflect the three for two stock split.

                  Under the Incentive Plan and the Director Plan, the Company may grant options to its employees and directors for a remaining 139,500 and 69,000 shares of common stock, respectively. The exercise price of each option equals the market price of the Company's stock on the date of grant.

                  The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants made during the years ended December 31, 1995 and 1996, respectively: no dividend yield; expected volatility of 46 percent for both years, risk-free interest rates of 5.9 and 5.3 percent, and expected option lives of 4 years for both years presented.

                  A summary of the status of the Company's stock option plans at December 31, 1995 and 1996 and changes during the years ended on those dates is presented below:

                                                      Year ended                         Year ended
                                                  December 31, 1995                  December 31, 1996
                                               --------------------------       -----------------------------
                                                              Weighted-                          Weighted-
                                                               average                            average
         Stock Options                         Shares      exercise price        Shares        exercise price
         -------------                         ------      --------------        ------        --------------
         Outstanding at beginning of year          --           $  --            75,000            $ 6.00
         Granted                               75,000            6.00           399,000             10.69
         Exercised                                 --              --           (84,000)             9.00
         Forfeited                                 --              --            (7,500)            10.67
                                               ------           -----           -------            ------
         Outstanding at end of year            75,000           $6.00           382,500            $10.15
                                               ======           =====           =======            ======
         Options exercisable at end of year        --                            22,800
                                               ======                           =======
         Weighted-average fair value of
         options granted during the year                        $2.58                              $ 4.49
                                                                =====                              ======

                      BELMONT HOMES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


              The following table summarizes information about fixed stock options for the year ended December 31, 1996:

                                        Options Outstanding                          Options Exercisable
                            ---------------------------------------------     --------------------------------
                                             Weighted-
                              Number          average         Weighted-          Number            Weighted-
              Range of      outstanding      remaining         average        exercisable           average
           exercise prices  at 12/31/96  contractual life  exercise price     at 12/31/96       exercise price
           ---------------  -----------  ----------------  --------------     -----------       --------------
           $ 6.00 - $12.06    382,500        4.1 years         $10.15            22,800              $10.67

                  The Company applies APB Opinion 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its stock option plans. Had compensation cost been determined based on the fair value at the grant dates for awards under the plan consistent with the method of SFAS No. 123, the Company's net income and income per common share would have been reduced to the pro forma amounts indicated below for the year ended December 31, 1996. The pro forma amounts for 1995 are not material.

              Net income                             As reported           $12,113
                                                                           =======
                                                     Pro forma             $11,871
                                                                           =======

              Net income per common share            As reported           $  1.29
                                                                           =======
                                                     Pro forma             $  1.26
                                                                           =======


(11)     Preferred Stock

              The Company's articles of incorporation authorize 5,000,000 shares of preferred stock. The board of directors has the authority, without any further vote or action of the shareholders of the Company, to issue shares of preferred stock in one or more series and to determine the relative rights and preferences of the shares of any such series.

              During the year ended December 31, 1995, 900 outstanding shares were redeemed at par value plus dividends of $152.

(12)     Commitments and Contingencies

              It is customary practice for companies in the manufactured home industry to enter into repurchase agreements with financial institutions which provide financing to dealers. Generally the agreements provide for the repurchase of manufactured homes from the financial institutions in the event of repossession upon dealer's default. The Company's contingent liability under such agreements was approximately $86,149 at December 31, 1996. There have been no repurchases of homes under these agreements in 1995 and 1996, and there is no accrual for repurchase obligations.

              The Company leases delivery trucks from substantially all its drivers who deliver homes to dealers. Rentals for these trucks are based on a rate per mile and the leases are cancelable by either party upon thirty days notice. Rent expense under these leases was approximately $1,982, $2,647 and $3,140 for the years ended December 31, 1994, 1995 and 1996, respectively.

                      BELMONT HOMES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


                  The Company has pending claims incurred in the normal course of business which, in the opinion of management, can be disposed of without material effect on the accompanying consolidated financial statements.

(13)     Related Party Transactions

                  The Company had several notes payable (Note 7) to shareholders and other related parties. Interest paid and accrued to related parties was $1,069, $776 and $120 for the years ended December 31, 1994, 1995 and 1996, respectively.

                  The Company paid or accrued $200, $690 and $73 in 1994, 1995 and 1996, respectively, for construction of plant facilities to a company in which a shareholder and director of the Company is also a shareholder.

                  The Company paid $10,  $8 and $12  in  1994,  1995  and  1996, respectively, for legal services to a law firm in which a shareholder and director of the Company is a partner.

                  The Company paid $272, $367 and $250 for the years ended December 31, 1994, 1995 and 1996, respectively, for the purchase of automotive equipment from a company in which a shareholder and director of the Company is also a shareholder.

(14)     Public Offerings of Securities

                  In June, 1995 the Company completed an initial public offering of 2,932,500 shares (adjusted for stock split) of common stock. The net proceeds of approximately $15,300 were used to retire debt and preferred stock and for working capital.

                  In January, 1996 the Company completed a secondary public offering of 1,200,000 shares (adjusted for stock split) of common stock. The net proceeds of approximately $11,725 were used to retire debt and for working capital.

                  Supplemental net income per share for 1995 and 1996, based on net earnings after adjustment for dividends on preferred stock and the after tax effect of interest expense on debt repaid with proceeds of the above offerings, and on the weighted average shares of common stock outstanding for 1995 and 1996, giving effect to the number of shares sold in the offerings, the proceeds of which were used to repay such preferred stock and debt, is as follows assuming the transactions were effective on January 1, 1995:

                                                       1995             1996
                                                    ---------        ----------
                  Net income, as adjusted           $   9,052        $   12,160
                                                    =========        ==========

                  Net income per share              $    1.05        $     1.28
                                                    =========        ==========

                  Weighted average shares           8,598,000         9,512,000
                                                    =========        ==========

(15)     Financial Instruments

                  Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," requires that the Company disclose estimated fair values for its financial instruments (as defined). The Company's financial instruments principally consist of cash and cash equivalents, certificates of deposit, short-term trade receivables and payables and various debt instruments. Due to their short term nature, the fair

                      BELMONT HOMES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


         value of certificates of deposit, trade receivables and payables approximates their carrying value. The fair value of the various debt instruments has been estimated using interest rates currently offered to the Company for borrowings having similar character, collateral and duration. The fair market value of such financial instruments approximates the Company's carrying amounts.

(16)     Quarterly Information (Unaudited)

              (In thousands except per share data)

                                               First        Second        Third         Fourth      Total
                                               -----        ------        -----         ------      -----
         Year ended December 31, 1996
         ----------------------------
         Gross sales                          $51,445      $61,681       $57,512       $63,412    $234,050
         Less: dealer rebates                   1,241        1,454         1,337         2,201       6,233
                                              -------      -------       -------       -------    --------
         Net sales                             50,204       60,227        56,175        61,211     227,817
         Gross profit                           6,774        8,010         7,530         7,702      30,016
         Income from operations                 4,207        5,563         5,230         4,217      19,217
         Net income                             2,642        3,539         3,355         2,577      12,113
         Net income per common share            $0.29        $0.37         $0.35         $0.28       $1.29

         Year ended December 31, 1995
         ----------------------------
         Gross sales                          $25,275      $35,259       $36,739       $53,303    $150,576
         Less: dealer rebates                     410          546           503           813       2,272
                                              -------      -------       -------       -------    --------
         Net sales                             24,865       34,713        36,236        52,490     148,304
         Gross profit                           3,412        5,226         5,501         7,000      21,139
         Income from operations                 2,153        3,678         3,872         4,375      14,078
         Net income                             1,266        2,079         2,561         2,704       8,610
         Net income per common share            $0.24        $0.34         $0.31         $0.33       $1.23